Aoxin Tianli Group, Inc. Completes Second Acquisition of the Year

WUHAN CITY, China, August 28, 2014 /PRNewswire/ -- Aoxin Tianli Group, Inc. (NASDAQ:ABAC) ("Aoxin Tianli" or the "Company"), a diversified company with businesses in hog farming and electro-hydraulic servo-valves manufacturing and marketing, today announced that the Company has acquired a 95% equity interest in Wuhan Optical Valley Orange Technology Co., Ltd. (“OV Orange”), a leading company focused on delivering next-generation optical fiber hardware and software solutions for the security and protection industry. Hubei Aoxin Science and Technology Co., Ltd. (“Hubei Aoxin”), a wholly owned subsidiary of Aoxin Holdings Co., Ltd. (“Aoxin”) and a holder of 3,000,000 of the Company’s common shares  prior to the Company’s acquisition of OV Orange, controls the remaining 5% equity interest in OV Orange.

Pursuant to a Stock Purchase Agreement executed on August 26, 2014, the Company acquired 47,500,000 shares of OV Orange, representing 95% of its outstanding equity, for 2,552,000 shares of the Company, of which: 1,075,000 shares were issued to Hubei Aoxin for a 40% equity interest in OV Orange; 268,000 shares were issued to Mr. Guoqiang Wan for a 10% equity interest in OV Orange; 806,000 shares were issued to Mr. Jin Wu, in respect of shares registered in the name of Ms. Ting Liu (collectively, “Jin Wu”), for a 30% equity interest in OV Orange;  403,000 shares, to be held n escrow pending the achievement of certain earnings targets, were issued in the name of Mr. Hai Liu, Chief Executive Officer of OV Orange, whose shares are registered in the name of Ms. Li-Na Deng (collectively, the “Management Stockholder”), for a 15% equity interest in OV Orange. All or a portion of the shares held in escrow will be released to Mr. Liu   in 2017, subject to OV Orange achieving certain net profit targets, specifically, 90% of RMB 2.6 million, RMB 6.8 million, and RMB 10.5 million for the years ending December 31, 2014, 2015, and 2016, respectively.

The shares issued to Hubei Aoxin, Mr. Guoqiang Wan, and Jin Wu are subject to restrictions which prohibit their sale prior to September 1, 2015. Additionally, if OV Orange achieves the aforementioned net income targets for all three years, the Management Stockholder and Jin Wu shall have the option, exercisable for a period of three months commencing March 16 and terminating June 15, 2017, to exchange all or portions of the shares of the Company they received for up to 7,500,000 and 15,000,000 shares, respectively, of OV Orange. All persons mentioned in this release, including Mr. Guoqiang Wan, Mr. Jin Wu, Ms. Ting Liu, Mr. Hai Liu, and Ms. Li-Na Deng, are PRC citizens. Mr. Ping Wang, the Company’s Chairman and Chief Executive Officer, is also the Chairman and a major shareholder of Hubei Aoxin and Aoxin Holdings Co.,Ltd..

As a result of the transaction, OV Orange became a 95% owned subsidiary of the Company’s WFOE subsidiary, Wuhan Aoxin Tianli Enterprise Investment Management Co., Ltd. (the “WFOE Subsidiary”). The WFOE Subsidiary also holds an 88% equity interest in Hubei Hang-ao Servo-valve Manufacturing Technology Co., Ltd. (“Hang-ao”) which the Company acquired last month, and 100% of the equity in Wuhan Fengze Agricultural Science and Technology Development Co., Ltd. which runs the Company’s hog farming business.

Ping Wang, Chairman and Chief Executive Officer of Aoxin Tianli, commented, “Today marks another milestone for Aoxin Tianli as we completed our second acquisition of the year. We are thrilled to get OV Orange, an emerging company with its award-wining proprietary optical fiber technologies, at a very attractive price based on our evaluation and calculations. As Aoxin Tianli continues to evolve under the New Strategic Development Plan launched in July aimed at transforming Aoxin Tianli into a higher growth, more diversified company through strategic investments and acquisitions, we firmly believe that we are on the right track for better days ahead.”

About Wuhan Optical Valley Orange Technology Co., Ltd.

Established in 2012 as a PRC corporation and located in the “Optical Valley of China” in Wuhan City, Hubei Province, Wuhan Optical Valley Orange Technology Co., Ltd. (“OV Orange”) is focused on delivering next-generation optical fiber hardware and software solutions for the security and protection industry. The company’s proprietary optical fiber sensor systems and products have won National Technological Invention Awards and are widely used in electric power, petrochemical, military, museums, prisons, and airports. The company also plans to introduce home security and protection systems in the near future. Aoxin Holdings Co., Ltd. (“Aoxin”), through its wholly owned subsidiary - Hubei Aoxin Science and Technology Co., Ltd. (“Hubei Aoxin”), previously owned a majority (55%) equity interest in OV Orange and owns the remaining 5% equity interest in OV Orange after the transaction.

About Aoxin Tianli Group, Inc.

Aoxin Tianli Group, Inc. (the "Company"), previously known as Tianli Agritech, Inc., is a diversified company with current businesses in hog farming, electro-hydraulic servo-valves manufacturing and marketing, and optical fiber hardware and software solutions. Under a New Strategic Development Plan adopted in July 2014, the Company plans to continue to diversify through targeted investments and acquisitions in selected high-growth industries such as equipment manufacturing, optoelectronics, new material & new energy products, electromechanics and healthcare devices. The Company is headquartered in Wuhan City, Hubei Province.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts.  These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulations, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Tina Xiao
Weitian Group LLC
Phone: +1-917-609-0333
Email: tina.xiao@weitian-ir.com